Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-140028
January 31, 2007
     Mindray Medical International Limited, or Mindray, has filed a registration statement on Form F-1 (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Mindray has filed with the SEC for more complete information about Mindray and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents Mindray has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Mindray, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526. You may also access Mindray’s most recent prospectus dated January 22, 2007 by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1373060/000114554907000069/h00950a1fv1za.htm ..
PRINCIPAL AND SELLING SHAREHOLDERS
     Since the filing on January 24, 2007 by Mindray of Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-140028) (as amended, the “Registration Statement”) to which this offering and communication relates, certain changes have occurred with respect to the number of ADSs (as defined below) being offered and sold and the information under the caption “Principal and Selling Shareholders” in the Registration Statement. The principal changes are as follows:
•	New Dragon (No. 12) Investments Limited is now offering 426,319 American depositary shares (“ADSs”), each representing one Class A ordinary share, par value HK$0.001 per share, of Mindray instead of the 855,397 ADSs previously listed in the Registration Statement as being offered for sale by New Dragon (No. 12) Investments Limited;

•	Quiet Well Limited is now offering 426,319 ADSs instead of the 855,397 ADSs previously listed in the Registration Statement as being offered for sale by Quiet Well Limited;

•	Scien-Ray (BVI) Incorporated is now offering 852,638 ADSs instead of the 1,710,795 ADSs previously listed in the Registration Statement as being offered for sale by Scien-Ray (BVI) Incorporated; and

•	Able Choice Investments Limited is now offering 2,434,001 ADSs instead of the 2,351,654 ADSs previously listed in the Registration Statement as being offered for sale by Able Choice Investments Limited. This adjusted ADS number reflects the transfer of 197,597 Class A ordinary shares previously held through Able Choice Investments Limited to City Legend Limited, as well as an increase in the number of ADSs to be offered.
     In addition, the underwriters have an option to purchase up to an additional 1,474,083 ADSs, which would be sold by the selling shareholders substantially on a pro-rata basis.

     Following the changes discussed above, the selling shareholders in the aggregate are offering 9,827,220 ADSs in this offering (excluding those that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs), representing a decrease of 12.9% from the 11,282,003 ADSs previously indicated in the Registration Statement. Immediately after the completion of this offering, there will be a total of 32,827,220 ADSs outstanding (assuming that the underwriters will not exercise their option to purchase additional ADSs in the offering), representing a decrease of 4.2% from the 34,282,003 ADSs previously indicated in the Registration Statement.
     The information under the caption “Principal and Selling Shareholders” in the Registration Statement is amended as follows (other than the subsection therein, “History of Share Capital”, which is not amended hereby):
     The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of January 16, 2007, and as adjusted to reflect the sale of the ADSs offered in this offering for:
•	each of our directors and executive officers who beneficially own our ordinary shares;

•	each person known to us to own beneficially more than 5% of our ordinary shares; and

•	each selling shareholder participating in this offering.
     Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 105,727,677 ordinary shares outstanding prior to and immediately after completion of this offering, taking into consideration options exercisable by such person within 60 days after the date of this prospectus.
     The table below does not reflect the exercise of the underwriters’ option to purchase up to an additional 1,474,083 ADSs, which would be sold by the selling shareholders substantially on a pro-rata basis.

			Ordinary Shares to				Percentage
	Ordinary Shares		Be Sold by Selling		Ordinary Shares		of Votes Held
	Beneficially Owned		Shareholders in This		Beneficially Owned		After This
	Prior to This Offering		Offering		After This Offering		Offering
Name	Number	Percent	Number	Percent	Number	Percent	Percent
Directors and Executive Officers
Xu Hang (1)**	22,516,758	21.3%	426,319	0.4%	22,090,439	20.9%	39.0%
Li Xiting (2)**	19,580,214	18.5%	426,319	0.4%	19,153,895	18.1%	33.8%
Cheng Minghe (3)**	3,340,938	3.2%	196,959	0.2%	3,143,979	3.0%	5.5%
Joyce I-Yin Hsu	*	*	—	—	*	*	*
Yan Baiping	*	*	100,000	*	*	*	*
Mu Lemin	*	*	—	—	*	*	*
Tim Fitzpatrick	*	*	—	—	*	*	*
Chen Qingtai	—	—	—	—	—	—	—
Ronald Ede	—	—	—	—	—	—	—
Andrew Wolff (4)	8,975,105	8.5%	2,771,072	2.6%	6,204,033	5.9%	2.2%
Wu Qiyao	—	—	—	—	—	—	—
Other 5% and Selling Shareholders
Able Choice Investments Limited	9,790,735	9.3%	2,434,001	2.3%	7,356,734	7.0%	2.6%
The GS Funds (5)	8,975,105	8.5%	2,771,072	2.6%	6,204,033	5.9%	2.2%
Scien-Ray (BVI) Incorporated (6)	5,728,274	5.4%	852,638	0.8%	4,875,636	4.6%	1.7%
Z&B Investment Co., Ltd. (7)	3,591,046	3.4%	1,355,694	1.3%	2,235,352	2.1%	0.8%
Hung Yue Finance Limited (8)	1,561,006	1.5%	852,638	0.8%	708,368	0.7%	0.3%
Dragon City International Investments Limited (9)	3,369,322	3.2%	341,055	0.3%	3,028,267	2.9%	1.1%
Asiawell Holdings Limited (10)	*	*	170,528	0.2%	*	*	*

*	Upon exercise of all options currently exercisable or vesting within 60 days of the date of this prospectus, would beneficially own less than 1% of our ordinary shares.

**	Mr. Xu Hang, Mr. Li Xiting, and Mr. Cheng Minghe hold Class B ordinary shares except for the ordinary shares underlying the ADSs sold in this offering, which convert into Class A ordinary shares immediately prior to this offering.

(1)	Includes 22,090,439 Class B ordinary shares and 426,319 Class A ordinary shares underlying ADSs sold in this offering. Mr. Xu is the sole shareholder and exercises investment and voting power over the shares held by New Dragon (No. 12) Investments Limited, or New Dragon. New Dragon is a Cayman Islands company and its address is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands.

(2)	Includes 19,153,895 Class B ordinary shares and 426,319 Class A ordinary shares underlying ADSs sold in this offering. Mr. Li is the sole shareholder and exercises investment and voting power over the shares held by Quiet Well Limited. Quiet Well Limited is a BVI company and its address is Tropic Isle Building P.O. Box 438, Road Town, Tortola, BVI.

(3)	Includes 3,143,979 Class B ordinary shares and 196,959 Class A ordinary shares underlying ADSs sold in this offering, which are held through City Legend Limited, or City Legend. Mr. Cheng is the controlling shareholder and exercises investment and voting power over the shares held by City Legend. City Legend is a BVI company and its address is P.O. Box 3152, Road Town, Tortola, BVI.

(4)	Represents shares owned by the GS Funds. Mr. Wolff, one of our directors and a managing director in the Principal Investment Area of Goldman Sachs (Asia) L.L.C., a wholly-owned subsidiary of The Goldman Sachs Group, Inc., disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. The mailing address for Mr. Wolff is c/o Goldman Sachs & Co., 85 Broad Street, 10 th Floor, New York, NY 10004.

(5)	Includes a total of 8,975,105 shares owned by GS Capital Partners V Fund, L.P., a Delaware limited partnership; GS Capital Partners V Offshore Fund, L.P., a Cayman Islands exempted limited partnership; GS Capital Partners V Institutional, L.P., a Delaware limited partnership and GS Capital Partners V GmbH & Co. KG, a German KG. Each of the GS Funds has a mailing address of c/o Goldman, Sachs & Co., 85 Broad Street, 10th Floor, New York, NY 10004. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager of each of the GS Funds, and each of the GS Funds shares voting and investment power with certain of its respective affiliates.

Each of the GS Funds is affiliated with or managed by Goldman, Sachs & Co., a wholly-owned subsidiary of The Goldman Sachs Group, Inc. The joint bookrunner of this offering, Goldman Sachs (Asia) L.L.C., is also an affiliate of The Goldman Sachs Group, Inc. Each of The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and Goldman Sachs (Asia) L.L.C. disclaims beneficial ownership of the shares owned by each of the GS Funds, except to the extent of their pecuniary interest therein.

(6)	Nie Tong is the sole shareholder and exercises investment and voting power over the shares held by

Scien-Ray (BVI) Incorporated, or Scien-Ray, which holds 5,728,274 Class A ordinary shares. Scien-Ray is a BVI company and its address is P. O. Box 3140, Road Town, Tortola, BVI.

(7)	Bi Xiaoyang is the controlling shareholder and exercises investment and voting power over the shares held by Z&B Investment Co., Ltd., or Z&B, which holds 3,591,046 Class A ordinary shares. Z&B is a BVI company and its address is P.O. Box 3140, Road Town, Tortola, BVI.

(8)	Jin Huili is the controlling shareholder and exercises investment and voting power over the shares held by Hung Yue Finance Limited, or Hung Yue, which holds 1,561,006 Class A ordinary shares. Hung Yue is a BVI company and its address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI.

(9)	Yip Chi Yu is the controlling shareholder and exercises investment and voting power over the shares held by Dragon City International Investments Limited, or Dragon City, which holds 3,369,322 Class A ordinary shares. Dragon City is a BVI company and its address is P.O. Box 3152, Road Town, Tortola, BVI.

(10)	Hu Chiu Lun Alan is the controlling shareholder and exercises investment and voting power over the shares held by Asiawell Holdings Limited, or Asiawell, which holds Class A ordinary shares representing less than 1% of our ordinary shares. Asiawell is a BVI company and its address is P.O. Box 3152, Road Town, Tortola, BVI.